EXHIBIT 99.2

CORPORATE PARTICIPANTS

Dr. Jeffery Green
Datatrak International – CEO

CONFERENCE PARTICIPANTS

Markus Kady
Stonegate Securities

Jeremy Crieler
Trusten Capital

PRESENTATION

Operator

Good afternoon and welcome, ladies and gentlemen, to the Datatrak International second quarter earnings release. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

               Before beginning the conference call Datatrak’s management would like to remind you that in discussing the company’s performance today there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations and involve known and unknown risks and uncertainties. Datatrak’s results or action may differ materially from those projected in the forward-looking statement.

For a summary of the specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see Datatrak’s from 10K for the year ended December 31, 2002 filed with the SEC. I would now like to turn the conference over to Dr. Jeffery Green, CEO. Please go ahead, sir.

Dr. Jeffery Green – Datatrak International CEO

Thank you, Heather. Welcome everyone to our 2003 second quarter conference call. I would like to issue a special greeting to any new investors to the Datatrak family of shareholders. The format will follow our standard approach with initial comments and overviews followed by questions-and-answers. There is much to review but we will remain on the line as long as needed to answer all questions. There will be four general topics addressed today and they include the following

One, financial results for the second quarter and the first half of the year, including comments on what we expect for the remainder of 2003. Guidance for 2004 will be given in the November conference call; two, a review and discussion of the recent company led private placement that was announced yesterday; three, comments on the continuing growth of the EDC market and further solidification of Datatrak’s lead position. I will support this belief with specific facts; four, general comments about our initiative on EDC certification that was introduced with the release with Boston Market strategies on Friday.

Topic number one, second quarter financials. Revenue for the second quarter of 2003 was $1.7 million this represented a 52 percent increase over the same period last year. Gross margin for the second quarter was 80 percent, which was falsely high resulting from the recognition of $150,000 of revenue from consulting activities provided to a clinical trial sponsor. Without this revenue, however, our margin would have still been on target at 78 percent. The net loss for the second quarter was the lowest in the history of Datatrak’s EDC business and was 4 cents a share or only $188,000 for the quarter. Revenue for the first six months of 2003 was approximately $3.2 million compared with approximately $2 million in the first half of 2002. This represented a 63 percent increase. The net loss for the first six months of 2003 was $683,000 compared to $3.5 million from January through June of 2002. There was more than an 80 percent improvement in EPS for the second quarter and for the first six months of 2003 compared to the same periods for 2002.

Our cash position at the end of the second quarter was approximately $1.8 million. This does not include the recent financing. Cash consumed in operations during the second quarter was approximately $370,000. I’m extremely pleased to highlight a record increase in backlog of $6.2 million since the first quarter. This dramatic growth came from a combination of existing customers, enterprise customers, and new clients. Though this increase was an outstanding achievement for the company one must remember that this was heavily influenced by the largest single EDC contract in our history of $3.7 million. Though a repeat occurrence or even an expansion of this incremental sales growth would be gladly welcomed. Investors should not expect percentage growth with this figure as a baseline for immediately succeeding quarters, at least not yet. It is a correct presumption; however, that as the EDC market matures with Datatrak winning more business from existing as well as new clients that such growth in incremental sales will become more the rule than the exception. Nonetheless, I just want to make sure that conservatism is emphasized in the short-term as this industry has been anything but logical and predictable. This will continue to be a very dynamic market. Remember, information on radar screens first appears as a blip before a steady strong signal ensues.

With these additions, our current backlog is also a record at $15.7 million. The financial parameters of cash, growth in sales and margins have all exceeded our internal projections for the first half 2003. Our growth in sales in the first half of this year has already exceeded our total value for all of 2002. I made this statement during the last conference call and I will reiterate that we are increasingly confident in the position of our technology in company as the leader in this market and in our ability to win new business. This stance is underpinned by two more enterprise agreements that were announced in the second quarter where these customers have evaluated the field of EDC providers and selected Datatrak. This belief is also supported by a press release during the second quarter announcing the sixth customer leaving a competitive technology and coming to Datatrak. This press release was done in order to educate the markets about the truth that usually lies under the surface. Truth often takes a bit of research to elucidate. This list of switching customers is likely to grow with prospective customers number seven, number eight, number nine, and number ten that are in the process of abandoning other technology selections. Some of these technologies are internal systems and some are from competitors. The press release announcing Asuka [sp] as an enterprise customer stated that they intend to order nine to 10 phase III clinical trials using Datatrak in 2003. Though not all specifications are known, they are larger phase III studies. We estimate each EDC budget will average $700,000 representing the potential for $6 to $7 million of new backlog to be added from just one client. Some of this backlog has already arrived.

This situation is another example of what I alluded to on the last call, which is a tremendous potential in this market for growth within an ASP business model of renewable revenue. This is especially significant in light of a break even annualized revenue requirement for our company of only $9 million. At this time we see no reason to alter our previously stated target for 2003 of $8 million. We expect to be cash flow positive from operations by the end of 2003 and net earnings positive in early 2004. Nonetheless, with respect to revenue predictions one must never forget that factors such as project timing, potential delays or holds, corporate politics at our customers, and possible cancellations are an inherent part of this clinical trials industry and all of them are beyond our control. This is a general caveat that will always apply because of the industry in which we exist. It is important to continue to emphasize this fact especially for some of the new investors.

Item number two: a review of the recent private placement. Yesterday the company announced the closing of a private placement of approximately $2.2 million net of expenses involving the sale of 602,500 shares of common stock at $4 per share. This represented a 12 percent dilution that was approximately a 20 to 25 percent discount to prevailing market prices over the past several weeks.

Let me provide some background on the origin of this financing. As was stated in the last conference call the door was left open for an appropriate sale of equity under the right circumstances at the right price and with the right investors. Internally, we believed that if a ‘rifle shot’ could be done under acceptable terms quickly and relatively quietly management and the board of directors felt that a strengthening of our balance sheet would be viewed positively by most shareholders and certainly by our customers. In the absence of the right situation or certainly in the presence of an unacceptable deal structure we were willing to tough it out as long as it took to gain enough traction where the right deal could be done or if the best of every situation developed defined as the company reaching a point where it could sustain itself.

Over the past several months we were called by many groups seeking to serve as our agents. We declined every one of those calls. As a result of several meetings with brokers where we introduced and discussed our business and through a generally increasing awareness of the company from the fine work of Neal Fagans [sp] and others, we were contacted by institutions and agents of institutions stating that they could not purchase enough stock to take a meaningful position. They complained saying, “Every time I tried to buy some, the price goes up.” I answered by saying, “Isn’t that the idea?” These conversations accelerated to the point of being asked would we consider selling a block of stock in a private placement. This developed into what was announced yesterday. The company set the terms. If they were not accepted we planned to walk away and to continue moving forward without the equity sale. The deal was oversubscribed and there was unsatisfied demand. None of the investors pursued inside information or signed a confidentiality agreement with the company. Management and the Board felt this effort balanced appropriately the issues of dilution in our fiduciary responsibility for the long-term benefit of all.

Let me answer the question before it is asked on why we raised money if we expect to be cash flow positive by the end of the year. The answer is because stuff happens in clinical trials. Results in clinical research are not assured, which is why they call our contracts investigations. At some company’s EDC continues to be an intensely political issue producing unpredictability. Because our pricing model directly fluctuates with the R&D efforts of our customers our revenue can rise and fall with their success or failure. Since this is a very dynamic environment I believed that not taking advantage of such an attractive financing would place Datatrak in more of a tenuous position over the next one to two years than we wanted to risk, especially in light of our recent progress.

Though some of you may not be aware of it, without this financing we were close to not satisfying the shareholder equity requirement for the small cap market. This would mean it was possible to be moved to the bulletin board, a place that we did not desire to make our home in the trading markets. Because of this financing, this possibility has been eliminated. This financing firmly shuts the door on any considerations for the sale of stock by the company for the foreseeable future and depending upon our traction in the market, possibly even forever as our current strategic plans are very focused on organic growth for the next several years and do not include expansion by acquisition.

Topic number three: increasing adoption rates for EDC. The first fact supporting an increase in adoption rates is our signing of two more enterprise agreements in the second quarter. One customer was named the other one was not but both are $2 to $4 billion companies. One of our enterprise customers is investigating a technology transfer where they internally work with our software from our ASP environment. They have asked that all future bids be presented with this option to examine. This is a positive sign and can remove major scalability issues for growth. This customer is one who tried and rejected two other EDC technologies and they continue to order new studies from Datatrak. We have been invited to a meeting next week at one of our customers who is a $14 billion pharmaceutical company. This meeting is at their request and will include 30 to 170 attendees, including the heads of all of their therapeutic departments. We are currently running trials for this client and we believe they are very satisfied. We interpret this request as a positive sign for expanding business with them. At the time of selecting Datatrak as their EDC product in one department they openly admitted a corporate direction toward technology that would progress over the next two to three years because they believed in E-clinical environment would eventually be required by the FDA.

There is another important point to drive home here and that is to dispel misperceptions perpetuated by some recent publications. Though this pharmaceutical company easily has the wherewithal to fund the development of their own software this is not their direction as it is not the direction of the vast majority of pharmaceutical and biotechnology companies just as it is not the general direction for General Motors to manufacture tires just because they make cars. Some periodicals cite single examples of companies choosing this route and leave the reader with the perception that this is an overall direction for the industry justified by individual opinions stating that large companies have no faith in small technology players. When broadly implied, this is simply an unbalanced an incorrect assessment. Datatrak has many multibillion-dollar pharmaceutical companies that exhibit a totally different conclusion.

One of the most exciting events of this quarter was a presentation made at the annual drug information association meeting in San Antonio, Texas in June by an FDA director, Mr. Michael Fontleroy [sp] the head of the Center for Biologics Evaluation and Research. Mr. Fontleroy posed this question in front of approximately 350 people in a standing room only audience and said, “Do you know why you people are not doing EDC? It’s because you are comfortable with paper.” He said, “Well I’m telling you to get uncomfortable.” He also said, “We don’t really read the dossier you send to us at the FDA because that’s your spin on your products. All I’m interested in is seeing the actual data and I want to see that as fast as possible.” There was no doubt from anyone in the room where at least that FDA Director stood regarding EDC and where he wants their efforts to go.

Regarding our bid volume though we are above the rate of last year we are not yet at one-half the projected number of bids for this year of 250 to 270. For the past four years, the second quarter has experienced the lowest rate of bids, therefore I consider it premature to draw any conclusions from this fact, especially in light of the comments just made about how bids are coming in from enterprise clients and the fact that a record increment in sales has been achieved.

With the presence of the new $3.7 million contract our average contract size in the second quarter has risen to over $600,000. The average contract value for the first half of 2003 is still stable at $450,000. We are projecting to have 30 customers by the end of 2003.

On the marketing and sales front, let me share with you our plans and activities in this area as I often receive questions about this topic. As everyone knows we have taken a strong approach in 2003 in controlling expenses. Our success from this effort is a fundamental reason why we are still here today and the staying power that was provided by these actions is allowing us to make excellent progress. During the cost cutting the marketing and sales line took some hard hits. Surprising too many outsiders and even to some on the inside, our progress has been the greatest when our expenditures and staffing in the marketing and sales area have been the lowest. From this snapshot, one has an inverse correlation, which is certainly not what the MBA textbooks tell you is supposed to happen.

To answer the question that some are thinking about right now, there is also no proof that spending more money in this area would have gotten us further. These facts have been hard for some people to accept. As an award-winning scientist once told me, “Bad ideas die hard.” I have long had firm beliefs, which are now supported by these facts that if you can survive long enough for it to manifest delivery of a sound product and customer satisfaction supercedes anything afforded by marketing strategies and it’s cheaper. Since we only have the resources to support one of these choices we chose delivery over marketing and you are now seeing the results of this selection. Notwithstanding these facts however, once you have a story that you can backup in the market place to the point of credibility and if you are fortunate enough to have resources to promulgate the facts one should do it.

This is in our plans but my viewpoint on this is also contrarian and that this can be done much more inexpensively than what most companies traditionally pursue. Over the second half of this year we plan on making strategic and carefully plan investments in what we believe will help us expand our market and grow the value of our business. Our stances in the steps we plan to take include the following: number one, we will be adding a sales person in Europe soon. This individual will be coming either from the CRO industry or from a technology company in the market. Number two, we are on constant look out for experienced and productive additions to our U.S. sales force. Number three, in a company of our size everyone is a sales person. Every interaction whether operational, technical, or development in nature all the way to the help desk in Bonn, Germany is a sales encounter. Therefore to say Datatrak only has five sales people is actually an under representation. Point number four, one of our account executives coined it best when he differentiated sales as containing two types of people: hunters and gatherers. Hunters seek out new clients. Gatherers nurture repeat business. Gatherers fit our project managers and data managers in operations. Often the next contract is a phone call between operations and the client. We have great confidence that once we get a customer we will grow them. Our facts prove that.

Hunting is the hard part. It has the rejections and most of the frustrations but it’s getting better at EDC becomes accepted. We will carefully add hunters and we will add gatherers as our business grows. After achieving profitability we plan to reward both hunters and gatherers with commissions. We will continue to focus on what has taken us here, which is a bulletproof technology, honesty, and a solid service platform. Just because we have more resources does not mean we will spend them.

This EDC market will grow by reputation not by marketing. The marketing option has been spent and I’m sure it cost millions of dollars. This industry has been burned over the past couple of years from slick campaigns and customers don’t believe this any more. Their switching testifies to this. It is my opinion that clients just want to see technology work instead of hearing promises. Remember this is a small community and everyone knows everyone. There are few secrets inside the clinical trials business.

Advertising and trade journals is like throwing money out the window. We have not done any of this in 2003 and we have been stuck with a record backlog. We plan little to no traditional advertising. Awareness is not what needs to be solved in EDC. Credibility, service, scalability, innovativeness, and development and vision are the keys. Customers have contacted Datatrak through Internet searches more than by journal ads. We will be establishing a presence in the trade journals but this will be focused on educational articles and case studies, which is more of the meat and credibility that customers want. We may even be heading up a column in an international publication on e-clinical trials. Importantly we will pay nothing for this type of press, yet the circulation is over 10,000 on two continents. It is common in this sector for many notable publications to offer press that is bought. This model is a great disservice to one who wants to be educated as objectivity in innovativeness of the message is not the determinant of the exposure but it exists because it is purchased. In the investor world this is similar to paid for research. And most of you don’t pay any attention to that medium.

Datatrak does not believe in buying articles. This type of action only perpetuates confusion because in these articles the priority is not building an objective knowledge base but it is a camouflaged marketing attempt. It’s the EDC form of PROVDA [sp]. Last point, we will maintain our tradeshow presence of about four to six meetings per year on both sides of the ocean.

As a final point in the section, I want to clarify where we intend to go with our enterprise structures. The first four enterprise relationships were done in return for press releases, educating the markets; the EDC adoption rates were increasing. I believe that we have accomplished these objectives. Having another five enterprise agreements under this structure would not deliver incremental value. Initially we traded margin for positive press but those days have passed. Advantageous pricing was a benefit for early adopters. Later customers have much less to risk so there is less rational for price breaks. If anything, EDC and Datatrak have been more proven over the past six to 12 months. And in light of the customer switches, clarifying the EDC technologies are not all the same. One can actually support a strong argument for premium pricing. It is generally true that one pays more for something that actually works and satisfies than for something that doesn’t.

Moving forward is our intent to offer enterprise pricing in return for contractually committed volumes or guaranteed purchase. Just like it’s done in other businesses. We have not even structured a table for this new pricing and we have no candidate companies in the pipeline at this time. I just wanted to communicate our thinking to all of you. As we make more progress there is no reason to give up margin without firmer commitments.

Last topic: upcoming certification program. Let me introduce to you our rationale for the certification program. This program will start at the end of the first quarter of 2004. We have communicated our intentions to current and prospective customers in a detailed eight-page letter. We are now conducting focus groups. The first meeting is selected—excuse me is scheduled in Bonn, Germany later this month. We will hold meetings in the U.S. in the fall. You may have seen mention of these plans in the announcement with BMSI.

The overall focus of the certification program is to maximize the value of EDC for our customer who pays the bills. Reasons for this program are broadly defined as encouraging appropriate behavior to take full advantage of technology. What has been occurring with some CRO’s that are implementing our product is that old paper processes are being placed on top of technology, promoting incorrect conclusions and creating inappropriate expenses for the customer. As one example, some CRO personnel are waiting months after a patient visit to log into the system to review the data, instead of taking advantage of the immediate availability offered by technology. The delay is often associated with a physical visit, which is exactly how they do this with paper. No such logic is intuitively difficult to comprehend. We can easily track this misapplication of resources and habits remotely through the use of our audit trail for each data field by simply comparing when the patient visit occurred and when the monitor logged in to review the data. This can take place from any dial up Internet connection in the world. If this inefficient process is allowed to persist, the full value of EDC in terms speed and cost is diluted and the clinical trial sponsor continues to pay for physical visits, which average over $200,000 per day.

From a pure economic perspective such hesitancies may simply be an attempt to resist change on the part of the CRO’s as they to preserve a business model that is drastically altered because of the presence of technology. Our plans are to deal directly with clinical trials sponsors and to encourage them to place in all future requests for proposals the requirement that any organization hired to perform CRO services be certified on the proper process before being selected. This program will be implemented with training and education for the intended parties and will be directed by Datatrak. Much in the same way, IT personnel become Microsoft or Oracle certified. Personnel using our tools need to understand how to maximize value to clients. In order to handle the demand of such a program, Datatrak will be commissioning other groups in addition to us to deliver the proper requirements.

Since training and education are worthless without compliance, we will be supplying software tools so sponsors can monitor their CRO’s from their desktop. There will be a charge from Datatrak to all companies that undergo certification. At the pharmaceutical company’s request, this program may be extended to their own personnel in the future. As difficulty and changing behavior is not totally restricted to the CRO’s. That’s all I have in terms of comments. I’m happy to answer any questions anyone might have.

QUESTION AND ANSWERS

Operator

Thank you sir. The question-and-answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star followed by one on your pushbutton telephone. If you wish to withdraw your question, please press star followed by two. Your question will be taken in the order that it’s received. Please stand by for your first question. As a reminder ladies and gentlemen, should you have a question, please press star followed by one on your pushbutton telephones at this time. Our first question comes from Markus Kady with Stonegate Securities, please state your question.

Markus Kady – Stonegate Securities

Hi, gentlemen congratulations once again. It seems like the traction keeps getting better and better and results seem to prove that. It seems like I ask this same question just about every quarterly call but I keep trying to put in 65 to 68 percent on models on gross margins and you keep blowing me out of the water. So I’m wondering does that feel comfortable in the 75 percent range?

Dr. Jeffery Green – Datatrak International – CEO

Well, we’ll be discussing that in our 10Q that will be out tomorrow.

Markus Kady – Stonegate Securities

OK.

Dr. Jeffery Green – Datatrak International – CEO

So I won’t comment on that but that topic’s covered in the 10Q itself.

Markus Kady – Stonegate Securities

OK.     Great. And I don’t have anything else, really, but good numbers and congratulations. And look forward to seeing some more good traction.

Dr. Jeffery Green – Datatrak International – CEO

Thanks Markus.

Markus Kady – Stonegate Securities

Thank you.

Operator

Thank you. Our next question comes from Jeremy Crieler with Trusten Capital, please state your question.

Jeremy Crieler – Trusten Capital

Greetings Jeff, great quarter.

Dr. Jeffery Green – Datatrak International CEO

Hi Jeremy.

Jeremy Crieler – Trusten Capital

I think I missed your comments or maybe I just didn’t understand them about the number of RFP’s that you’re responding to that is not consistent with what you would have expected at this time.

Dr. Jeffery Green – Datatrak International CEO

Yes.

Jeremy Crieler – Trusten Capital

If you could just go through that again, I think I just missed what you were trying to get at.

Dr. Jeffery Green – Datatrak International CEO

Yes, we were targeting for this year 250 to 270 bids. That would mean that we should be at 125 right now. We’re actually between 90 and 100. So we’re not quite at the clip for that and Terry and I looked at the results, we obviously track those and have done so for the last four years. And the second quarter every single year for the last four years has been the lowest. So, I don’t—I think it’s a little too early to throw up the white flag on that, especially in light of the good sales results we had. So—.

Jeremy Crieler – Trusten Capital

It’s not [unintelligible] of not winning as many as you’re used to. It’s just you haven’t responded to—the industry isn’t generating as many.

Dr. Jeffery Green – Datatrak International CEO

It’s not generating the number that we thought. I thought we would be at this point in time 125. We’re about 25 to 30 short of that.

Jeremy Crieler – Trusten Capital

And of the ones that you have responded to, what—how has your success rate—what’s your batting average I guess compared to previous years?

Dr. Jeffery Green – Datatrak International CEO

Yes, that is still staying constant in between the 18 to 20 percent range. I would expect that in the latter half of the year that will go up as the enterprise stuff kicks in. I know I keep saying that and every time the enterprise bids come in and start to raise the percentage then we get bids from all over the place that are still open and we have no idea where they’re going to go. So I think there’s still a waiting period to see that hit rate get up to the 25 to 30 percent range.

Man

Hit rate is up over last year, though.

Dr. Jeffery Green – Datatrak International CEO

Go ahead.

Man

Hit rate is up over last year.

Dr. Jeffery Green – Datatrak International CEO

All right.

Jeremy Crieler – Trusten Capital

OK. Up from last year?

Dr. Jeffery Green – Datatrak International CEO

Yes.

Jeremy Crieler – Trusten Capital

And one other question—one other clarification if you would. The comment put out by I presume another company in the industry about the direction of clinical trials systems being developed internally—externally.

Dr. Jeffery Green – Datatrak International CEO

Yes.

Jeremy Crieler – Trusten Capital

How you respond to that—how what do you intend to do?

Dr. Jeffery Green – Datatrak International CEO

Well actually—

Jeremy Crieler – Trusten Capital

Other than announce it on conference call.

Dr. Jeffery Green – Datatrak International CEO

Yes, I mean that’s how I sort—I hope I’m interpreting your comment or question correctly. That’s why I inserted the part that none of our customers are talking about that. You hear that highlighted from some of the technical publications and they pick one or two examples. The trouble is they don’t give a balanced view of everybody else who isn’t doing that, which is the majority of the people. That then leaves the reader and if shareholders read it or the markets read it that leaves them with the—leaves them with the perception that oh, everybody developing their internal system. And I’m telling you that simply is not true.

Jeremy Crieler – Trusten Capital

And you responded to the publication?

Dr. Jeffery Green – Datatrak International CEO

No, no. I have not. The publication is a reputable group, which I presume has good journalists and if they can’t identify and do some very quick research to figure that out, then that means that they have a different message that they’re trying to get across.

Jeremy Crieler – Trusten Capital

All right.

Dr. Jeffery Green – Datatrak International CEO

That’s my conclusion and I think that with a little research they would find out that there’s a couple case examples of that. That is definitely not the whole industry. None of—not a single one of our customers are even contemplating or have even talked about building their own product.

Jeremy Crieler – Trusten Capital

In fact, you have one that has an internal product they’re moving away from.

Dr. Jeffery Green – Datatrak International CEO

That is correct.

Jeremy Crieler – Trusten Capital

OK. All right. Thank you. Great quarter.

Dr. Jeffery Green – Datatrak International CEO

Yes. Thanks.

Operator

Again, ladies and gentlemen the floor is still open for questions. Should you have a question, please press star, one at this time. If there are no further questions, I will now turn the conference back to Dr. Green for closing comments.

Dr. Jeffery Green – Datatrak International CEO

All right. Well thank you everyone for attending and we’ll talk to you in November.

Man

Thank you.

Dr. Jeffery Green – Datatrak International CEO

Bye, bye.

Operator

Ladies and gentlemen if you wish to access the replay for this call you may do so by dialing 1-800-428-6051 or 973-709-2089 with an ID number of 302803. This concludes our conference for today. Thank you all for participating and have a great day. All parties may now disconnect.

END